                                                                 Exhibit (a)(1)

                          Offers to Purchase For Cash
      Up to 100,000 Shares of 10.25% Series A Cumulative Preferred Stock
                                      and
       Up to 102,941 Shares of 9.8% Series B Cumulative Preferred Stock
                                      of
                              G & L Realty Corp.
                                      at
  $17.50 (Series A Preferred) and $17.00 (Series B Preferred), Net Per Share
                                      by
                               G & L Tender, LLC

                                  -------------

        THE OFFERS, PRORATION PERIODS AND WITHDRAWAL RIGHTS WILL EXPIRE
       AT 12:00 MIDNIGHT, NEW YORK CITY TIME, FRIDAY, NOVEMBER 2, 2001,
                        UNLESS THE OFFERS ARE EXTENDED.

                                  -------------

EACH OF THE OFFERS IS CONDITIONED UPON CERTAIN TERMS AND CONDITIONS BUT NEITHER
 IS SUBJECT TO ANY MINIMUM NUMBER OF SHARES BEING TENDERED. SEE SECTIONS 1 AND
                                      14.

                                  -------------

NEITHER THE BOARD OF DIRECTORS OF G & L REALTY CORP. NOR ITS SPECIAL COMMITTEE
    IS EXPRESSING AN OPINION WITH RESPECT TO THE OFFERS AND EACH OF THEM IS
                 REMAINING NEUTRAL WITH RESPECT TO THE OFFERS.

                                  -------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of his or her shares of Series A Preferred Stock (the "Series A Preferred Shares") and/or shares of Series B Preferred Stock (the "Series B Preferred Shares" and collectively with the Series A Preferred Shares, the "Preferred Shares") should either (a) complete and sign the applicable Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in such Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing the tendered Preferred Shares, and any other required documents to Mellon Investor Services LLC, the depositary for the Offers, or tender such Preferred Shares pursuant to the procedures for book-entry transfer set forth in Section 3, or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Preferred Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Preferred Shares.

     Any stockholder who desires to tender Preferred Shares and whose certificates evidencing such Preferred Shares are not immediately available or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis may tender such Preferred Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Purchaser at the address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letters of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Purchaser. A stockholder may also contact brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning this Offer.

October 5, 2001

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
SUMMARY...................................................................  (ii)

INTRODUCTION..............................................................     1


1.   Terms of the Offers..................................................     3

2.   Acceptance for Payment and Payment for Preferred Shares..............     5

3.   Procedures for Tendering Preferred Shares............................     7

4.   Withdrawal Rights....................................................     9

5.   Certain Federal Income Tax Consequences..............................    10

6.   Price Range of Preferred Shares. ....................................    12

7.   Effect of the Offers on the Market for the Preferred Shares; Exchange
     Act Registration; NYSE Trading; Margin Securities....................    13

8.   Certain Information Concerning the Company...........................    13

9.   Certain Information Concerning the Purchaser.........................    19

10.  Source and Amount of Funds...........................................    20

11.  Background of the Offers; Contacts With the Company..................    22

12.  Purpose of the Offers; Plans for the Company; Other Matters..........    26

13.  Dividends and Distributions..........................................    28

14.  Conditions to the Offers.............................................    28

15.  Certain Legal Matters................................................    30

16.  Fees and Expenses....................................................    30

17.  Miscellaneous........................................................    31

Schedule I - Information Concerning Members and Managers of
             the Purchaser................................................   I-1


                                      (i)

                                    SUMMARY

     This summary highlights information contained elsewhere in this Offer to Purchase. Because it is a summary, it does not contain all of the information that you should consider before deciding whether to tender your preferred shares. You should read the entire Offer to Purchase and the related Letters of Transmittal carefully before deciding whether to tender your preferred shares.

     Q:   Who is offering to purchase my preferred shares?

     A:   G & L Tender, LLC.  In this summary, the terms "we," "our," "us" and the "purchaser" refer to G & L Tender, LLC. Daniel M. Gottlieb and Steven D. Lebowitz are the sole owners and members of the purchaser. They are also executive officers, directors and substantial stockholders of G & L Realty Corp. G & L Realty is the company that issued your preferred shares. See "Introduction." (p.1).

     Q:   What is the purchaser doing?

     A:   The purchaser is offering to purchase up to 100,000 shares of series A preferred stock and up to 102,941 shares of series B preferred stock of G & L Realty. In this summary, we sometimes refer to the offer to purchase the series A preferred shares as the "series A offer" and the offer to purchase the series B preferred shares as the "series B offer." We also sometimes refer to the series A offer and the series B offer individually as an "offer" and together as the "offers." Both offers are subject to the terms and conditions described in this Offer to Purchase and the related Letters of Transmittal. See "Introduction." (p.1).

     Q:   What is the purchase price?

     A:   $17.50 in cash for each series A preferred share, and $17.00 in cash for each series B preferred share. We will not pay interest. See "Section 1. Terms of the Offers." (pp. 3-5).

     Q:   How and when will I be paid?

     A:   If you properly tender your preferred shares and we purchase them, we will pay you the purchase price as soon as practicable after the end of the applicable offer period. We will pay the purchase price in cash based on the number of shares that we purchase. We will not pay interest. We may not purchase all of the shares that you tender. See "Section 2. Acceptance for Payment and Payment for Preferred Shares." (pp. 5-6).

     Q:   How many preferred shares will the purchaser purchase in all?

     A:   We will purchase up to 100,000 series A preferred shares and up to
102,941 series B preferred shares. Neither offer requires that a minimum number of preferred shares be tendered. However, the offers contain other conditions to be satisfied before we purchase your preferred shares. See "Section 1. Terms of the Offers." (pp. 3-5).

     Q:   If I properly tender my preferred shares, how many of my shares will the purchaser purchase?

     A:   Series A preferred shares.  We may not purchase all the series A preferred shares that you properly tender in the series A offer because we have a limited amount of funds for the purchase of

                                     (ii)
the series A preferred shares. If 100,000 or fewer series A preferred shares are properly tendered and all conditions to the series A offer are satisfied or waived, then we will purchase all the shares tendered. If more than 100,000
                              ---
series A preferred shares are so tendered, all conditions to the series A offer are met or waived, and we do not amend and extend the series A offer, we will purchase 100,000 series A preferred shares on a pro-rata basis. See "Section 1. Terms of the Offers." (pp. 3-5).

          Series B preferred shares. We may not purchase all the series B preferred shares that you properly tender in the series B offer because we have a limited amount of funds for the purchase of the series B preferred shares. If 102,941 or fewer series A preferred shares are properly tendered and all conditions to the series B offer are met or waived, then we will purchase all
                                                                          ---
the shares tendered. If more than 102,941 series B preferred shares are so tendered, all conditions to the series B offer are met or waived, and we do not amend and extend the series B offer, we will purchase 102,941 series B preferred shares on a pro-rata basis. See "Section 1. Terms of the Offers." (pp. 3-5).

     Q:   What happens if both offers are oversubscribed?

     A:   If both the offers are oversubscribed and all conditions to the offers are met or waived, we will purchase 100,000 series A preferred shares on a pro-rata basis and 102,941 series B preferred shares on a pro-rata basis. See "Section 1. Terms of the Offers - Priority of Purchases." (p. 4).

     Q:   What happens if both offers are undersubscribed?

     A:   If both offers are undersubscribed and all conditions to the offers are met or waived, we will purchase all of the preferred shares that are properly tendered and not withdrawn. See "Section 1. Terms of the Offers - Priority of Purchases." (p. 4).

     Q:   What happens if the offer for one series of preferred shares is oversubscribed and the offer for the other is undersubscribed?

     A:   If the offer for one series of preferred shares is oversubscribed and the offer for the other is undersubscribed, we may decide, in our sole discretion, to complete the purchase of the undersubscribed offer, extend the offer period for the oversubscribed offer and increase the number of preferred shares sought in the oversubscribed offer by up to an amount equal to the funds not used in the undersubscribed offer divided by the per share purchase price of the oversubscribed offer. If we increase the number of preferred shares sought in the oversubscribed offer, we will be required under the federal securities laws to extend the open offer period for an additional ten business days. In addition, any stockholders who tendered their preferred shares in the oversubscribed offer will have the right to withdraw their tendered preferred shares during the extended offer period. However, we may decide not to proceed in this manner. See "Section 1. Terms of the Offers - Oversubscription of One Offer and Undersubscription of the Other Offer." (p. 5).

     Q:   Why is the purchaser offering to buy the preferred shares?

     A:   At the same time that the purchaser is offering to buy the preferred shares, its owners are also pursuing a going-private transaction involving the common stock of G & L Realty. We realize that the going-private transaction may not be consistent with the investment objectives of every preferred stockholder. Therefore, we wish to provide an orderly transition to those stockholders who wish sell their shares in light of the going-private transaction. See "Section
11. Background of the Offers; Contacts With the Company." (pp. 22-26) and "Section 12. Purpose of the Offer; Plans for the Company; Other Matters." (pp. 26-28).

                                     (iii)

     Q:   How will the purchaser fund the offers?

     A:   The purchaser's owners have entered into a commitment letter with GMAC
Commercial Mortgage Corporation to borrow up to $35,000,000 to fund the going-private transaction and the offers to purchase the preferred shares, to pay fees and expenses, and to repay a portion of the owners' personal debt. The owners have formed an entity to borrow these funds from GMAC. This entity will loan the purchaser the $3,500,000 necessary to fund the offers to purchase the preferred shares. See "Section 10. Source and Amount of Funds." (pp. 20-22).

     Q:   How long do I have to tender my preferred shares?

     A:   Series A preferred shares.  You may tender your series A preferred shares until the series A offer expires. The series A offer is scheduled to expire on Friday, November 2, 2001, at 12:00 midnight, New York City time, but the purchaser may choose to extend it at any time. However, the purchaser has no obligation to extend the series A offer for any additional time period or at all. See "Section 1. Terms of the Offers - General." (pp. 3-4).

          Series B preferred shares. You may tender your series B preferred shares until the series B offer expires. The series B offer is scheduled to expire on Friday, November 2, 2001, at 12:00 midnight, New York City time, but the purchaser may choose to extend it at any time. However, the purchaser has no obligation to extend the series B offer for any additional time period or at all. See "Section 1. Terms of the Offers - General." (pp. 3-4).

     Q:   How will I be notified if the purchaser extends an offer?

     A:   If an offer is extended, we will make a public announcement before
9:00 a.m. New York City time, on the first business day after that offer was scheduled to expire. See "Section 1. Terms of the Offers - General." (pp. 3-4).

     Q:   What are the conditions of the offers?

     A:   We are not obligated to accept and pay for any tendered preferred shares unless the going-private transaction closes and the other conditions described in this offer to purchase are either satisfied or we waive them. See "Section 14. Conditions to the Offers." (pp. 28-30).

     Q:   How do I tender my preferred shares?

     A:   To tender your series A preferred shares, you must complete one of the actions described in the yellow letter of transmittal before the series A offer expires. To tender your series B preferred shares, you must complete one of the actions described in the blue letter of transmittal before the series B offer expires. You may also contact us or your broker for assistance. Our contact information appears on the inside front cover and on the last page of this offer to purchase. See "Section 3. Procedures for Tendering Preferred Shares." (pp. 6-
9).

     Q:   Once I have any tendered preferred shares in an offer, can I change my mind?

     A:   Series A preferred shares. If you tender your series A preferred shares and change your mind, you may withdraw your series A preferred shares at any time before the series A offer expires. In addition, if after the series A offer expires and the purchaser has not accepted your series A preferred

                                     (iv)
shares for payment, you may withdraw your series A preferred shares at any time after Tuesday, December 4, 2001. See "Section 4. Withdrawal Rights." (pp. 9-10).

          Series B preferred shares. If you tender your series B preferred shares and change your mind, you may withdraw your series B preferred shares at any time before the series B offer expires. In addition, if after the series B offer expires and the purchaser has not accepted your series B preferred shares for payment, you may withdraw your series B preferred shares at any time after Tuesday, December 4, 2001. See "Section 4. Withdrawal Rights." (pp. 9-10).

     Q:   How do I withdraw any tendered preferred shares?

     A:   To properly withdraw your tendered preferred shares, you must timely deliver a written notice of your withdrawal to the depositary at the address or facsimile number appearing on the last page of this offer to purchase. Your notice must specify your name, address and social security number, the number and series of preferred shares to be withdrawn, and, if the certificates have been delivered or otherwise identified, the certificate numbers for the preferred shares and the name of the registered holders of the preferred shares. All signatures on the notice of withdrawal must be guaranteed by an eligible institution if certificates have already been delivered. Some additional requirements apply if you have delivered the certificates for the shares to be withdrawn to the depositary or if you have tendered your shares by book-entry transfer. See "Section 4. Withdrawal Rights." (pp. 9-10).

     Q:   What do the Board of Directors of G & L Realty and its Special
Committee think about the offers?

     A:   Neither the Board of Directors of G &L Realty nor its Special
Committee is expressing an opinion about the offers. Each of them is remaining neutral towards the offers. You should discuss whether to tender your preferred shares with your broker or other financial or tax advisor. After reasonable inquiry, to the best of the Purchaser's knowledge, S. Craig Tompkins, the only officer, director or affiliate of G & L Realty who owns preferred shares has not yet decided whether to tender any or all of his 2,000 series B preferred shares in the series B offer. See "Introduction." (p. 1).

     Q:   What is a recent market price of the series A preferred shares and series B preferred shares?

     A:   On October 1, 2001, the closing sale price per share of the series A preferred shares was $19.05 and the closing sale price per shares of the series B preferred shares was $18.00. The preferred shares trade on the New York Stock Exchange. The series A preferred shares trade under the symbol "GLRprA." The series B preferred shares trade under the symbol "GLRprB." We urge you to obtain more current market quotations for your preferred shares. See "Section 6. Price Range of Preferred Shares." (p.12).

     Q:   Will I have to pay brokerage fees?

     A:   No, if we purchase your preferred shares, you will not have to pay brokerage fees.

     Q:   What are the United States federal income tax consequences if I tender my preferred shares in the offers and my preferred shares are purchased?

     A:   If your preferred shares are purchased in the offers, your receipt of cash will be a taxable transaction to you for federal income tax purposes. In general, for federal income tax purposes, you will

                                      (v)
recognize gain or loss equal to the difference between your adjusted tax basis in the preferred shares and the amount of cash you receive for those preferred shares. However, your tax consequences from the sale of preferred shares in the offers can be complicated, and you should consult with your own tax advisor to understand how the offers will affect you. See "Section 5. Certain Federal Income Tax Consequences." (pp. 10-11).

     Q:   What are the expected benefits and disadvantages of the offers for stockholders?

     A:   Expected Benefits.  We believe that the offers will give the preferred stockholders a degree of liquidity that may not otherwise be available to them. In addition, the stockholders who properly tender their preferred shares will not pay any brokerage charges or commissions for the sale of their preferred shares. See "Section 12. "Purpose of the Offers; Plans for the Company; Other Matters." (pp. 26-28).

          Disadvantages. If you tender your preferred shares and we accept your tender, you will no longer have any right to receive dividend payments for any dividends payable with respect to such shares with a record date after the end of the applicable offer period. In addition, the applicable offer price for each series of preferred shares is substantially below the redemption price of such preferred shares and is also below the current market price of such preferred shares. While there is no guarantee that G & L Realty will ever redeem the preferred shares, if G & L Realty were to do so, it would be at a higher price than what is currently being offered. The offers will also reduce the "public float" with respect to both series of the preferred shares. This may adversely affect the trading price of the preferred shares and the volume of trading in the preferred shares. See "Section 12. "Purpose of the Offers; Plans for the Company; Other Matters." (pp. 26-28).

     Q:   Whom do I contact if I have questions about the offers?

     A:   You can contact the Purchaser at (310) 273-9930 (Attention: Ms. Liza
Cunanan) with questions regarding the offers.

                                     (vi)

To the Holders of 10.25% Series A Cumulative Preferred Stock and
    9.8% Series B Cumulative Preferred Stock of G & L Realty Corp.:

                                 INTRODUCTION

     G & L Tender LLC, a newly-formed Delaware limited liability company (the "Purchaser"), hereby offers to purchase up to 100,000 shares of 10.25% Series A Cumulative Preferred Stock (the "Series A Preferred Shares"), and/or up to 102,941 shares of 9.8% Series B Cumulative Preferred Stock (the "Series B Preferred Shares" and, collectively with the Series A Preferred Shares, the "Preferred Shares") of G & L Realty Corp., a Maryland corporation (the "Company"), at $17.50 per Series A Preferred Share (the "Series A Offer Price") and $17.00 per Series B Preferred Share (the "Series B Offer Price" and when referred to in context with respect to a particular series of Preferred Stock the "Applicable Offer Price" for such series of Preferred Shares), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letters of Transmittal. In this Offer to Purchase:

     . the term "Series A Offer" means the offer to purchase the Series A Preferred Shares subject to the terms and conditions set forth in this Offer to Purchase and in the related yellow Letter of Transmittal (together with any amendments or supplements thereto);

     . the term "Series B Offer" means the offer to purchase the Series B Preferred Shares subject to the terms and conditions set forth in this Offer to Purchase and in the related blue Letter of Transmittal (together with any amendments or supplements thereto);

     . the term "Offer" means the Series A Offer and the Series B Offer individually; and

     . the term "Offers" means the Series A Offer and the Series B Offer collectively.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letters of Transmittal, stock transfer taxes on the purchase of the Preferred Shares by the Purchaser pursuant to the Offers. The Purchaser will pay all reasonable fees and expenses of Mellon Investor Services LLC, which is acting as the depositary (the "Depositary"), incurred in connection with the Offers. See "Section 16. Fees and Expenses."

     The Offers are subject to certain conditions, including the closing of a "going-private" transaction involving the Company's Common Stock, but are not subject to any minimum number of Preferred Shares being tendered.

     Going-Private Transaction. The Offers are being made at the same time as a proposed "going-private" transaction involving the Company's Common Stock. The Company is a party to an Agreement and Plan of Merger dated as of May 10, 2001, as amended (the "Merger Agreement"), with G & L Acquisition LLC, a Maryland limited liability company (the "Acquiror"). Daniel M. Gottlieb and Steven D. Lebowitz formed the Acquiror for the sole purpose of entering in the Merger Agreement and completing the transactions contemplated by the Merger Agreement. They are the only members and managers of the Acquiror. They are also directors, executive officers and substantial stockholders of the Company.

     Subject to the terms and conditions of the Merger Agreement, the Acquiror will merge with and into the Company (the "Merger"). As a result of the Merger, each outstanding share of the Company's Common Stock (the "Common Stock"), other than a portion of the shares of Common Stock held by

Messrs. Gottlieb and Lebowitz, will be converted into the right to receive $12.00 in cash, without interest. The aggregate merger consideration to be paid to the Company's stockholders other than Messrs. Gottlieb and Lebowitz is approximately $20,200,000. In addition, Messrs. Gottlieb and Lebowitz will receive approximately $6,200,000 in consideration for a portion of their shares of Common Stock and for their outstanding stock options. The Merger Agreement provides that immediately upon execution of the Merger Agreement, the Company shall cause all options to purchase shares of Common Stock issued by the Company and held by Messrs. Gottlieb and Lebowitz, whether or not then fully vested or exercisable, to become fully exercisable. Each of Messrs. Gottlieb and Lebowitz holds options to purchase options to purchase 83,500 shares of Common Stock and each of them will receive approximately $235,813 for such options. To the extent that the aggregate purchase prices of the Preferred Shares tendered in the Offers is less than $3,500,000, Messrs. Gottlieb and Lebowitz may use such funds to repay additional personal loans.

     Following the Merger, the Company will continue as the surviving corporation, Messrs. Gottlieb and Lebowitz will own all of its outstanding Common Stock, public trading in the Common Stock will cease and the Common Stock will be delisted from the New York Stock Exchange. However, the Series A Preferred Shares and Series B Preferred Shares are expected to continue to trade on the New York Stock Exchange. See "Section 7. Effect of Offers on the Market for the Preferred Shares; Exchange Act Registration; NYSE Trading; Margin Securities."

     Financing; Source of Funds. Messrs. Gottlieb and Lebowitz have recently formed three limited liability companies in connection with the going-private transaction and the Offers, and are their sole members and managers. The Acquiror was formed to complete the going-private transaction described above. G & L Partnership LLC, a Delaware limited liability company (the "Borrower"), was formed to borrow the necessary funds to finance the "going-private" transaction and the Offers. The Purchaser was formed to make and complete the Offers. Messrs. Gottlieb and Lebowitz are also directors, executive officers and substantial stockholders of the Company.

     Under a commitment letter dated April 3, 2001, as amended (the "Commitment Letter"), by and among Messrs. Lebowitz and Gottlieb on the one hand, and GMAC on the other hand, the Borrower will borrow up to $35,000,000. Of the amount borrowed, approximately $20,200,000 will be used to pay the merger consideration to the Company's common stockholders other than Messrs. Gottlieb and Lebowitz, approximately $2,500,000 will be used to pay fees and expenses related to the Merger, approximately $6,200,000 will be used to pay Messrs. Gottlieb and Lebowitz for a portion of their shares of Common Stock and for their outstanding stock options, and approximately $5,290,000 will be used to fund the Offers and repay a portion of their personal debt. The Commitment Letter is scheduled to terminate on October 30, 2001. The Purchaser expects to borrow the necessary funds to complete the Offers from the Borrower in connection with the closing of the Merger, which is currently anticipated to occur between October 24, 2001 and October 30, 2001. There can be no assurance, however, that the Merger will be completed or that the necessary funds will be available to fund the purchase of the Preferred Shares.

     Partnership Merger. The obligations of the Borrower will ultimately be secured by, among other things, certain assets of the Company including the assets of its subsidiary, G & L Realty Partnership L.P. (the "Operating Partnership"). In order to do so, the Borrower will merge with and into the Operating Partnership (the "Partnership Merger") at the same time as the Merger. Upon completion of the Partnership Merger, the Operating Partnership will be the surviving entity and will own all of the assets and liabilities of the Borrower, including all obligations under the loan documentation entered into pursuant to the Commitment Letter.

     Neither the Board of Directors of the Company nor its Special Committee is expressing an opinion with respect to the Offers and each of them is remaining neutral with respect to the Offers.

     This Offer to Purchase and the related Letters of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offers.

1.   Terms of the Offers.

     General. Upon the terms and subject to the conditions of the Series A Offer (including, if the Series A Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for up to 100,000 Series A Preferred Shares which are validly tendered prior to the Series A Offer Expiration Date and not withdrawn in accordance with
Section 4. The term "Series A Offer Expiration Date" means 12:00 Midnight, New York City time, on Friday, November 2, 2001, unless and until the Purchaser shall have extended the period of time during which the Series A Offer is open, in which event the term "Series A Offer Expiration Date" shall mean the latest time and date at which the Series A Offer, as so extended by the Purchaser, shall expire.

     Upon the terms and subject to the conditions of the Series B Offer (including, if the Series B Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for up to 102,941 Series B Preferred Shares which are validly tendered prior to the Series B Expiration Date and not withdrawn in accordance with
Section 4. The term "Series B Expiration Date" means 12:00 Midnight, New York City time, on Friday, November 2, 2001, unless and until the Purchaser shall have extended the period of time during which the Series B Offer is open, in which event the term "Series B Expiration Date" shall mean the latest time and date at which the Series B Offer, as so extended by the Purchaser, shall expire.

     In this Offer to Purchase, the Series A Offer Expiration Date and the Series B Offer Expiration Date, when referred to in context with respect to a particular series of Preferred Stock, may be referred to as the "Applicable Expiration Date" for such series of Preferred Stock.

     The Offers are subject to satisfaction of certain conditions. See Section 14, which describes the conditions to the Offers. Completion of the Merger is a condition to the obligation of the Purchaser to purchase the Preferred Shares in the Offers. In addition, if the conditions set forth in Section 14 are not satisfied or waived by Purchaser prior to the Applicable Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Preferred Shares tendered in the Offers, terminate the Offers and return all tendered Preferred Shares to the tendering stockholders;
(ii) waive any or all conditions to the Offers, to the extent permitted by applicable law, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission") purchase up to 100,000 Series A Preferred Shares and up to 102,941 Series B Preferred Shares validly tendered; (iii) extend the Offers and, subject to the right of stockholders to withdraw the Preferred Shares until the Applicable Expiration Date, retain the Preferred Shares which have been tendered during the period or periods for which the Offers are extended; or (iv) otherwise amend one or both of the Offers.

     The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, regardless of whether or not any of the events set forth in Section 14 shall have occurred or shall have been determined by the Purchaser to have occurred or failed to have occurred, (i) to extend the period of time during which an Offer is open and thereby delay acceptance for payment of, and the payment for, any Series A Preferred Shares and/or Series B Preferred Shares, as the case may be, by giving oral or written notice of such extension to the Depositary; and (ii) to amend an Offer in any respect by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate an Offer pursuant to Section 14. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Applicable Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of the Purchaser under such rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service.

     If the Purchaser extends an Offer, or if the Purchaser (whether before or after its acceptance for payment of the Preferred Shares) is delayed in its purchase of or payment for the Preferred Shares or is unable to pay for the Preferred Shares pursuant to an Offer for any reason, then, without prejudice to the Purchaser's rights under such Offer, the Depositary may retain tendered Preferred Shares on behalf of the Purchaser, and such Preferred Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Preferred Shares which the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If the Purchaser makes a material change in the terms of an Offer or the information concerning an Offer or waives a material condition of an Offer, the Purchaser will disseminate additional tender offer materials and extend such Offer to the extent required by Rules 14d-4(c) and (d) and 14d-6(c) and (d) under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of an Offer or information concerning such Offer, other than a change in price or a change in the number of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is required to allow for adequate dissemination to stockholders and investor response. If, prior to the Applicable Expiration Date, the Purchaser should decide to increase the Series A Offer Price or the Series B Offer Price, then the Applicable Offer Price will be increased for all stockholders whose Series A Preferred Shares or Series B Preferred Shares, as the case may be, are accepted for payment in the applicable Offer. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     The Company has provided to the Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offers to holders of the Preferred Shares. The Offer to Purchase and the related Letters of Transmittal and other relevant materials will be mailed to record holders of the Preferred Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Preferred Shares.

     Priority of Purchases. The Purchaser may not purchase all of the Preferred Shares properly tendered because the Purchaser has allocated only $1,750,000 to conduct the Series A Offer and $1,750,000 to conduct the Series B Offer.

     Series A Preferred Shares. All of the Series A Preferred Shares that are tendered in the Series A Offer may not be purchased because the Purchaser has allocated a limited amount of funds for the purchase of the Series A Preferred Shares. If 100,000 or fewer Series A Preferred Shares are tendered and all conditions are met or waived, the Purchaser will purchase all of the
                                                                  ---
Series A Preferred Shares tendered. If more than 100,000 Series A Preferred Shares are tendered, all conditions are met or waived, and the Purchaser does not amend and extend the Series A Offer, the Purchaser will purchase 100,000 Series A Preferred Shares on a pro-rata basis.

     Series B Preferred Shares. All of the Series B Preferred Shares that are tendered in the Series B Offer may not be purchased because the Purchaser has allocated a limited amount of funds for the purchase of the Series B Preferred Shares. If 102,941 or fewer Series B Preferred Shares are tendered and all conditions are met or waived, the Purchaser will purchase all of the Series B
                                                          ---
Preferred Shares tendered. If more than 102,941 Series B Preferred Shares are tendered, all conditions are met or waived, and the Purchaser does not amend and extend the Series B Offer, the Purchaser will purchase 102,941 Series B Preferred Shares on a pro-rata basis.

     Manner of Proration. Proration for each stockholder tendering Preferred Shares will be based on the ratio of the number of Preferred Shares tendered by such stockholder in a particular Offer to the total number of Preferred Shares tendered by all stockholders with respect to such Offer. This ratio will be applied to stockholders tendering Preferred Shares to determine the number of Preferred Shares (rounded down to the nearest whole Preferred Share) that will be purchased from each such stockholder pursuant to an Offer.

     Oversubscription of one Offer and Undersubscription of the Other Offer. If the Offer for one series of Preferred Shares is oversubscribed and the Offer for the other is undersubscribed, the Purchaser may decide, in its sole discretion, to complete the purchase of the undersubscribed Offer, extend the offer period for the oversubscribed Offer and increase the number of Preferred Shares sought in the oversubscribed Offer by up to an amount equal to the funds not used in the undersubscribed Offer divided by the per share purchase price of the oversubscribed Offer. If the Purchaser increases the number of Preferred Shares sought in the oversubscribed Offer, the Purchaser will be required under the federal securities laws to extend the open offer period for an additional ten business days. In addition, any stockholders who tendered their Preferred Shares in the oversubscribed Offer will have the right to withdraw their tendered Preferred Shares during the extended offer period. However, the Purchaser may decide not to proceed in this manner.

2.   Acceptance for Payment and Payment for Preferred Shares.

     Upon the terms and subject to the conditions of the Offers (including, if the Offers are extended or amended, the terms and conditions of any extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for up to 100,000 Series A Preferred Shares and up to 102,941 Series B Preferred Shares of the Company validly tendered prior to the Applicable Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the later to occur of (i) the Applicable Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in Section 14. Under Section 14, all conditions, other than those dependent upon the receipt of necessary governmental approvals, must be satisfied or waived prior to the Applicable Expiration Date. Subject to the applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, either the Series A Preferred Shares and/or the Series B Preferred Shares in order to comply, in whole or in part, with any applicable law. See "Sections 14. Conditions to the Offers" and "Section 15. Certain Legal
Matters."


     In all cases, payment for the Preferred Shares purchased pursuant to an Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Preferred Shares ("Stock Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Preferred Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in
Section 3, (ii) a properly completed and duly executed applicable Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the applicable Letter of Transmittal. Stockholders tendering Series A Preferred Shares must use the yellow Letter of Transmittal and stockholders tendering Series B Preferred Shares must use the blue Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Preferred Shares that such participant has received and agrees to be bound by the terms of the applicable Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     For purposes of each Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Preferred Shares with respect to such Offer if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Preferred Shares for payment. In all cases, payment for Preferred Shares accepted pursuant to an Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering stockholders. If, for any reason, acceptance for payment of any Preferred Shares tendered pursuant to an Offer is delayed, or the Purchaser is unable to accept for payment the Preferred Shares tendered pursuant to an Offer, then, without prejudice to the Purchaser's rights under Section 14, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Preferred Shares with respect to such Offer, and such Preferred Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest on the purchase price for Preferred Shares be paid by the Purchaser, regardless of any delay in making such payment.

     Upon the deposit of funds with the Depositary for the purpose of making payment to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Preferred Shares pursuant to an Offer.

     If any tendered Preferred Shares are not accepted pursuant to an Offer for any reason, or if Stock Certificates are submitted evidencing more Preferred Shares than are tendered, Stock Certificates evidencing Preferred Shares not purchased or tendered will be returned, without expense to the tendering stockholder (or in the case of Preferred Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Preferred Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of such Offer.

     The Purchaser reserves the right to transfer or assign, in whole at any time or in part from time to time, to one or more of its affiliates, the right to purchase all or a portion of the Preferred Shares tendered pursuant to an Offer or the Offers, but any such transfer or assignment will not relieve the Purchaser of its obligations under such Offer or Offers and will in no way prejudice the rights of tendering stockholders to receive payment for Preferred Shares validly tendered and accepted for payment pursuant to such Offer or Offers.

3.   Procedures for Tendering Preferred Shares.

     Valid Tender of Series A Preferred Shares. For the Series A Preferred Shares to be validly tendered pursuant to an Offer, a properly completed and duly executed yellow Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer), and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Applicable Expiration Date. In addition, either (i) the Stock Certificates evidencing the Series A Preferred Shares must be received by the Depositary along with the yellow Letter of Transmittal or the Series A Preferred Shares must be tendered pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Applicable Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted.

     Valid Tender of Series B Preferred Shares. For the Series B Preferred Shares to be validly tendered pursuant to an Offer, a properly completed and duly executed blue Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer), and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Applicable Expiration Date. In addition, either (i) the Stock Certificates evidencing the Series B Preferred Shares must be received by the Depositary along with the blue Letter of Transmittal or the Series B Preferred Shares must be tendered pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Applicable Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted.

     Book-Entry Transfer. The Depositary will establish an account with respect to each series of the Preferred Shares at the Book-Entry Transfer Facility for purposes of the Offers within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in any of the Book-Entry Transfer Facility's systems may make book-entry delivery of the Preferred Shares by causing the Book-Entry Transfer Facility to transfer such Preferred Shares into the Depositary's applicable account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of the Preferred Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the applicable Letter of Transmittal (or facsimile thereof), properly completed and duly executed and with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of the Preferred Shares, and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Applicable Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"), unless the Preferred Shares tendered thereby are tendered (i) by a registered holder of Preferred Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the applicable Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letters of Transmittal.

     If a Stock Certificate is registered in the name of a person other than the signer of the applicable Letter of Transmittal, or if payment is to be made, or a Stock Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Stock Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Stock Certificate, with the signature(s) on such Stock Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letters of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender the Preferred Shares pursuant to an Offer and such stockholder's Stock Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Applicable Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Preferred Shares may nevertheless be tendered if all the following conditions are satisfied:

     (i)    the tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary prior to the Applicable Expiration Date as provided below; and

     (iii) the Stock Certificates for all tendered Preferred Shares, in proper form for transfer (or a Book-Entry Confirmation), together with the applicable Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by such Letter of Transmittal, are received by the Depositary within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     The method of delivery of stock certificates, the Letters of Transmittal and any other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     Notwithstanding any other provision hereof, payment for the Preferred Shares purchased pursuant to an Offer will in all cases be made only after timely receipt by the Depositary of (i) Stock Certificates evidencing such Preferred Shares or a Book-Entry Confirmation of the delivery of such Preferred Shares, (ii) applicable Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by such Letter of Transmittal.

     Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding, except in the case of foreign persons, each tendering stockholder must provide the Depositary with a correct Taxpayer Identification Number ("TIN") and certify that such stockholder is not subject to backup withholding on substitute Form W-9, which is included in the Letters of Transmittal. Failure to provide the information on the Substitute Form W-9 may subject the tendering stockholder to 30.5% federal income tax backup withholding on the payment of the purchase price for the Preferred Shares. A tendering stockholder who is a foreign person (i.e., who is not a citizen or resident of the United States) should provide the Depositary with a completed Form W-8. See Instruction 10 of the Letters of Transmittal for more information.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Preferred Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Preferred Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Preferred Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of an Offer or Offers or any defect or irregularity in any tender with respect to the Preferred Shares of any particular stockholder, and the Purchaser's interpretation of the terms and conditions of an Offer or Offers (including the Letters of Transmittal and the Instructions thereto) will be final and binding. None of the Purchaser, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

     Other Requirements. A tender of Preferred Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer. The Purchaser's acceptance for payment of Preferred Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of such Offer. No alternative, contractual or contingent tenders will be accepted and no fractional shares will be purchased. All tendering stockholders, by execution of the applicable Letter of Transmittal (or facsimile thereof), waive any right to receiving notice of acceptance for their Preferred Shares for payment.

4.   Withdrawal Rights.

     Except as otherwise provided in this Section 4, tenders of the Preferred Shares made pursuant to an Offer are irrevocable, provided that the Preferred Shares tendered pursuant to such Offer may be withdrawn at any time prior to the Applicable Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Monday, December 3, 2001, or at such later time as may apply if such Offer is extended.


     If the Purchaser extends an Offer, is delayed in its purchase of or payment for the Preferred Shares or is unable to purchase or pay for the Preferred Shares for any reason, then, without prejudice to the rights of the Purchaser hereunder, tendered Preferred Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4. The reservation by the Purchaser of the right to delay the acceptance or purchase of or payment for the Preferred Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Purchaser to pay the consideration offered or return the Preferred Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of an Offer.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Preferred Shares to be withdrawn, the number of Preferred Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Preferred Shares. If Stock Certificates evidencing the Preferred Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the release of such Stock Certificates, the tendering stockholder must also submit the serial numbers shown on the particular Stock Certificates evidencing the Preferred Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of the Preferred Shares tendered for the account of an Eligible Institution. If the Preferred Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Preferred Shares.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Preferred Shares properly withdrawn with respect to an Offer will be deemed to not have been validly tendered for purposes of such Offer. However, withdrawn Preferred Shares may be re-tendered by following one of the procedures described in Section 3 at any time prior to the Applicable Expiration Date.

5.   Certain Federal Income Tax Consequences.

     The following discussion summarizes the material United States federal income tax consequences to stockholders whose Preferred Shares are purchased in the Offers.

     This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the regulations adopted under the Code, and judicial and administrative interpretations currently in effect, all of which are subject to change, possibly retroactively. This discussion does not address all aspects of federal income taxation that may be relevant to a stockholder in light of the stockholder's particular circumstances or to those stockholders subject to special rules, such as stockholders who are financial institutions, tax-exempt organizations, insurance companies, or dealers in securities, stockholders who acquired shares through the exercise of employee stock options or otherwise as compensation, stockholders who hold their shares as part of a hedge, straddle or similar transaction, or stockholders who do not hold their shares as capital assets.

     This discussion is included for general information purposes only and is based upon present law. Because individual circumstances may differ, each holder of Preferred Shares should consult his, her or its own tax advisor to determine the applicability of the rules discussed to such holder and the particular tax effects of the Offers, including the application of state, local, foreign and other tax laws to such stockholder.

     The receipt of cash in the Offers will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a holder of Preferred Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Preferred Shares and the amount of cash received for those Preferred Shares. Gain or loss must be determined separately for each block of Preferred Shares (i.e., Preferred Shares acquired at the same cost in a single transaction) purchased in the Offers. Gain or loss will be capital gain or loss. Individual holders will be subject to tax on the net amount of their gain at long-term capital gains rates if the Preferred Shares were held for more than one year at the time the Preferred Shares are purchased pursuant to the Offers. Short-term capital gains are taxed at ordinary income rates. The deduction of capital losses is subject to certain limitations. Individuals generally can deduct capital losses in any year only up to an amount equal to capital gains recognized that year plus $3,000 ($1,500 in the case of a married individual filing a separate return), but generally may carry any unused capital losses to subsequent tax years. Corporations may generally use capital losses only against capital gains, and may carry excess capital losses only to the three preceding and five succeeding taxable years.

     Payments in connection with the Offer may be subject to backup withholding at a rate of 30.5%. As described above under "Section 3 - Backup Federal Income Tax Withholding," the Purchaser plans to backup withhold from payments made in connection with the Offer unless the tendering stockholder provides the Depositary with a substitute Form W-9 or, if the stockholder is a foreign person, a Form W-8. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax.

     Foreign Stockholders. A "Foreign Stockholder" is a person that holds Preferred Shares and that is, for United States federal income tax purposes, (i) a nonresident alien individual; (ii) a foreign corporation or partnership (or entity that is treated as a corporation or partnership for United States tax purposes); (iii) an estate other than one the income of which is subject to United States federal income tax regardless of its source; or (iv) any trust unless a court in the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or the trust made a valid election to be treated as a United States person. Any gain or loss realized by a Foreign Stockholder on sale of the Preferred Shares pursuant to the Offers will be treated as if such gain or loss is effectively connected with a United States trade or business of the Foreign Stockholder (that is, any gain will be subject to United States federal income tax at rates normally applied to United States persons and any loss may, subject to limitations, be deducted) if the Preferred Shares constitute a "United States real property interest" within the meaning of Section 897 of the Code. In addition, if the Preferred Shares are United States real property interests, amounts paid to the Foreign Stockholder will be subject to a 10% withholding.

     The Series A Preferred Shares or Series B Preferred Shares will not constitute a United States real property interest if (i) the Company is a "domestically-controlled REIT" as defined in Section 897(h)(4) of the Code or
(ii) the relevant series is "regularly traded on an established securities market" within the meaning of Section 897(c)(3) of the Code and the Foreign Stockholder does not hold, and has not held within the five-year period ending on the date of the sale of the Preferred Shares, more than five percent of the outstanding shares in such series. The Purchaser believes that both the Series A Preferred Shares and Series B Preferred Shares are regularly traded on an established securities market.

6.   Price Range of Preferred Shares.

     The Series A Preferred Shares and Series B Preferred Shares are traded on the NYSE under the symbols "GLRprA" and "GLRprB", respectively. The following tables set forth, for the quarters indicated, the high and low closing price per share on the NYSE for the Series A Preferred Shares and Series B Preferred Shares. The prices set forth below are as reported by Reuters:

Market Price For Series A Preferred Shares
                                                              High       Low
                                                              ----       ---
1999
----

  Quarter ended March 31, 1999...........................  $ 15.19   $ 11.88
  Quarter ended June 30, 1999............................    12.94     10.06
  Quarter ended September 30, 1999.......................    12.13      8.81
  Quarter ended December 31, 1999........................    17.00     15.00

2000
----

  Quarter ended March 31, 2000...........................    16.88     15.00
  Quarter ended June 30, 2000............................    16.33     14.25
  Quarter ended September 30, 2000.......................    16.56     14.63
  Quarter ended December 31, 2000........................    15.50     13.44

2001
----

  Quarter ended March 31, 2001...........................    17.50     13.50
  Quarter ended June 30, 2001............................    19.30     16.58
  Quarter ended September 30, 2001.......................    19.25     17.95

Market Price For Series B Preferred Shares
                                                              High       Low
                                                              ----       ---
1999
----

  Quarter ended March 31, 1999...........................  $ 21.75   $ 19.31
  Quarter ended June 30, 1999............................    18.75     15.25
  Quarter ended September 30, 1999.......................    19.00     16.00
  Quarter ended December 31, 1999........................    16.25     14.00

2000
----

  Quarter ended March 31, 2000...........................    16.25     14.31
  Quarter ended June 30, 2000............................    15.38     12.00
  Quarter ended September 30, 2000.......................    14.94     13.81
  Quarter ended December 31, 2000........................    15.00     12.88

2001
----

  Quarter ended March 31, 2001...........................    17.00     13.00
  Quarter ended June 30, 2001............................    18.75     16.22
  Quarter ended September 30, 2001.......................    18.40     17.60

     On October 1, 2001 the third to the last business day prior to the commencement of the Offers, (A) there were 1,495,000 Series A Preferred Shares and 1,380,000 Series B Preferred Shares issued and outstanding, and (B) the closing price per Series A Preferred Share and Series B Preferred Shares was $19.05 and $18.00, respectively, each as reported by Reuters. Stockholders are urged to obtain a current market quotation for the shares.

7. Effect of the Offers on the Market for the Preferred Shares; Exchange Act Registration; NYSE Trading; Margin Securities.

     Each of the Series A Preferred Shares and Series B Preferred Shares are currently registered under Section 12(b) of the Exchange Act. Registration of each series of Preferred Shares under the Exchange Act may be terminated with respect to such series upon application by the Company to the Commission if such series of Preferred Shares is not held by at least 300 holders of record. Termination of registration of the Preferred Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and could make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. It is a condition to consummation of the Offer, however, that neither series of Preferred Shares be held of record by less than 300 people or that the Offer otherwise constitute a "going-private transaction" for the purpose of Rule 13e-3 under the Exchange Act.

     The purchase of the Preferred Shares pursuant to the Offers will reduce the number of holders of the Preferred Shares and the number of the Preferred Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Preferred Shares held by the public. The extent of the public markets for the Preferred Shares and, according to the NYSE's published guidelines, the continued trading of the Preferred Shares on the NYSE, after completion of the Offers, will depend upon the number of holders of Preferred Shares remaining at such time, the interest in maintaining a market in such Preferred Shares on the part of securities firms, the possible termination of registration of such Preferred Shares under the Exchange Act, as described above, and other factors. If, as a result of the purchase of Preferred Shares pursuant to an Offer or otherwise, trading of the Preferred Shares on the NYSE is discontinued, the liquidity of and market for such Preferred Shares could be adversely affected.

     The Preferred Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Preferred Shares. The Purchaser believes that following the purchase of the Preferred Shares pursuant to the Offers, the Preferred Shares will continue to be "margin securities" for the purpose of the Federal Reserve Board's margin regulations.

8.   Certain Information Concerning the Company.

     The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources.

     General. The Company is a Maryland corporation with its principal executive offices located at 439 N. Bedford Drive, Beverly Hills, California 90210. The telephone number of the Company at such offices is 310-273-9930.

     Financial Information. Set forth below is a summary of certain consolidated financial information with respect to the Company, excerpted or derived from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission in the manner set forth under "Available Information" below.

                                                    Six Months Ended
                                                        June 30,                         Year Ended December 31,
                                                  ---------------------    ---------------------------------------------------
                                                   2001          2000       2000       1999       1998       1997       1996
                                                  -------       -------    -------    -------    -------    -------    -------
                                                                 (In thousands, except per share amounts)
Operating Data:
--------------
Revenues:
 Rental.....................................      $13,090       $13,085    $25,889    $27,928    $24,639    $20,307    $15,796
 Patient revenues...........................       10,361         6,316     17,820        ---        ---        ---        ---
 Tenant reimbursements......................        1,023           726      1,495      1,275        781        707        728
 Parking....................................          781           610      1,273      1,148      1,501      1,439      1,251
 Interest and loan fees.....................          999         1,382      2,532      2,797      4,517      4,322      6,712
 Net gain on sale of assets.................          ---         1,263      1,263        ---        ---        ---        ---
 Other income...............................        3,199           232        573        398        254        274        549
                                                  -------       -------    -------    -------    -------    -------    -------
   Total revenues...........................       29,453        23,614     50,845     33,546     31,692     27,049     25,036
                                                  -------       -------    -------    -------    -------    -------    -------
Expenses:
 Property operations........................        4,520         3,898      7,854      7,569      6,171      6,280      5,696
 Skilled nursing operations.................        9,283         5,792     16,548        ---        ---        ---        ---
 Depreciation and amortization..............        2,968         3,066      6,015      5,690      4,597      3,570      2,773
 Interest...................................        6,540         6,844     13,802     12,393      8,683      9,088      9,322
 General and administrative.................        1,708         1,468      2,892      3,196      2,554      2,044      1,787
 Provision for doubtful accounts, notes
  and bonds receivable......................          ---         2,288      2,288      2,000      5,603        ---        ---
 Impairment of long-lived assets............          ---           ---        ---      6,400        ---        ---        ---
 Loss on disposition of real estate.........          ---           ---        ---        ---        ---        ---      4,874
                                                  -------       -------    -------    -------    -------    -------    -------
   Total expenses...........................       25,019        23,356     49,399     37,248     27,608     20,982     24,452
                                                  -------       -------    -------    -------    -------    -------    -------
 Income (loss) from operations before
  minority interests, equity in (loss)
  earnings of unconsolidated affiliates
  and extraordinary (losses) gains..........        4,434           258      1,446     (3,702)     4,084      6,067        584
 Equity in (loss) earnings of
  unconsolidated affiliates.................         (175)         (348)      (417)      (269)        80      1,195        ---
 Minority interest in consolidated
  affiliates................................         (133)         (106)      (182)      (175)      (225)      (156)      (129)
 Minority interest in Operating
  Partnership...............................          ---           616        460      2,202        404       (545)       (65)
                                                  -------       -------    -------    -------    -------    -------    -------
 Income (loss)  before extraordinary
  gains (losses)............................        4,126           420      1,307     (1,944)     4,343      6,561        390
 Extraordinary (losses) gains (net of
  minority interest)........................          ---          (158)      (158)      (171)       ---        ---      9,311
                                                  -------       -------    -------    -------    -------    -------    -------
 Net income (loss)..........................      $ 4,126       $  (262)   $ 1,149    $(2,115)   $ 4,343    $ 6,561    $ 9,701
                                                  =======       =======    =======    =======    =======    =======    =======
Per share data:.............................
 Basic:

     Before extraordinary (losses) gains....      $  0.23       $ (1.30)   $ (2.46)   $ (2.44)   $ (0.70)   $  0.91    $  0.10
     Extraordinary (losses) gains...........          ---         (0.07)     (0.07)     (0.04)       ---        ---       2.29
                                                  -------       -------    -------    -------    -------    -------    -------
     Net income (loss)......................      $  0.23       $ (1.37)   $ (2.53)   $ (2.48)   $ (0.70)   $  0.91    $  2.39
                                                  =======       =======    =======    =======    =======    =======    =======
 Fully Diluted:
     Before extraordinary (losses) gains....      $  0.23       $ (1.30)   $ (2.46)   $ (2.44)   $ (0.70)   $  0.89    $  0.09
     Extraordinary (losses) gains...........          ---         (0.07)     (0.07)     (0.04)       ---        ---       2.24
                                                  -------       -------    -------    -------    -------    -------    -------
     Net income (loss)......................      $  0.23       $ (1.37)   $ (2.53)   $ (2.48)   $ (0.70)   $  0.89    $  2.33
                                                  =======       =======    =======    =======    =======    =======    =======

                                                  At and for the Six
                                                 Months Ended June 30,           At or for the Year Ended December 31,
                                                 ----------------------   ----------------------------------------------------
                                                   2001          2000       2000       1999       1998       1997       1996
                                                 --------      --------   --------   --------   --------   --------   --------
                                                                   (In thousands, except per share amounts)
Cash Flow Data:
--------------
Net cash provided by operating activities..      $  6,613      $  4,007   $  7,490   $  8,708   $ 12,666   $  9,045   $  5,726
Net cash used in investing activities......        (1,270)       (1,910)      (373)   (12,330)   (51,094)   (49,534)   (23,413)
Net cash (used in) provided by financing
 activities................................        (6,793)       (8,512)   (11,871)     9,788     26,198     53,833     17,283

Balance Sheet Data:
------------------
Land, buildings and improvements, net......      $166,720      $184,615   $168,280   $180,367   $186,751   $139,082   $ 93,231
Mortgage loans and bonds receivable, net...        11,644        15,650     11,244     16,026     12,101     14,098     34,576
Total investments..........................       178,364       200,265    179,524    196,393    198,852    153,180    127,807
Total assets...............................       203,379       225,408    205,466    232,396    219,499    189,380    135,996
Total debt.................................       157,634       175,224    158,942    177,371    134,880     95,172    109,025
Total stockholders' equity.................        39,696        43,168     39,891     51,385     79,584     88,924     22,448

Other Data:
----------
Ratio of earnings to fixed charges and
  preferred dividends (1)..................          1.05x         0.68x      0.71x      0.53x      0.82x      1.36x      1.59x
Ratio of funds from operations to fixed
  charges and preferred dividends (2)......          1.07x         0.81x      0.91x      0.70x      1.05x      1.77x      1.88x
Ratio of total debt to total market
  capitalization (3).......................          58.5%         65.2%      65.3%      63.8%      50.6%      35.9%      63.8%
Book value per common share (4)............      $  17.01      $  18.50   $  17.09   $  19.49   $  19.92   $  21.58   $   5.35
Number of properties.......................            40            46         40         45         36         25         15

_____________________

1) For purposes of these computations, earnings consist of net income plus fixed charges. Fixed charges and preferred dividends consist of interest expense, capitalized interest, amortization of deferred financing costs and preferred dividends paid to preferred stockholders during the period. The deficit of earnings to fixed charges and preferred dividends for the six months ended June 30 2000 was $3,321,000, and for the years ended December 31, 2000 and 1999 was $6,015,000 and $9,327,000, respectively.

2) For purposes of these computations, ratio of funds from operations to fixed charges consists of FFO plus fixed charges and preferred dividends paid to preferred stockholders during the period. FFO represents net income (computed in accordance with GAAP, consistently applied), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation of real property, less preferred stock dividends paid to holders of preferred stock during the period and after adjustments for consolidated and unconsolidated entities in which the Company holds a partial interest. See the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for more information on how FFO is computed. Fixed charges and preferred dividends consist of interest expense, capitalized interest, amortization of deferred financing costs and preferred dividends paid to preferred stockholders during the period. The deficit of funds from operations to fixed charges for the six months ended June 30, 2000 was $2,007,000 and for the years ended December 31, 2000 and 1999 was $1,786,000 and $5,966,000, respectively.

3) Total market capitalization as of the dates presented is long-term debt plus the aggregate market value of the Company's common stock and operating partnership units not owned by the Company, assuming one operating partnership unit is equivalent in value to one share of common stock plus the liquidation value of the preferred stock outstanding.

4) For purposes of these computations, book value per share is calculated using the net book value from the Company's balance sheet, including the preferred stock liquidation preference of $25.00 per share of preferred stock, and dividing the net book value by the total number of common stock shares outstanding at the balance sheet date. Deducting the preferred stock liquidation preference of $25.00 per preferred share from the Company's net book value per the balance sheet would result in a reduction of the Company's net book value by $71.9 million for all dates except December 31, 1996 and a net book value per common share of negative $13.79, negative $12.30, negative $13.70, negative $7.70, $1,93, $4.14 and $5.35 as of June
     30, 2001 and 2000 and December 31, 2000, 1999, 1998, 1997 and 1996,
     respectively.

                        PRO FORMA FINANCIAL INFORMATION

        The following table sets forth unaudited pro forma financial information for the Company for the year ended December 31, 2000, which has been derived by the application of pro forma adjustments to the Company's historical consolidated financial statements. The pro forma balance sheet data give effect to the Merger and Offer as if such transactions had occurred as of December 31, 2000. The pro forma results of operations for the period presented gives effect to the Merger and Offers as if such transactions were consummated as of January 1, 2000 for the year ended December 31, 2000. The adjustments are described in the footnotes that follow this table. You should not consider the pro forma financial information indicative of actual results that would have been achieved had the Merger and Offer been consummated on the date or for the periods indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. You should read these data in conjunction with the Company's financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

                              G & L REALTY CORP.
                          CONSOLIDATED BALANCE SHEET
                                (In Thousands)

                                                              Actual                               Pro Forma
                                                           December 31,                           December 31,
                                                              2000         Adjustments               2000
                                                              ----         -----------               ----
ASSETS:
-------
Rental properties:
   Land                                                      28,599                                  28,599
   Building and improvements                                167,718                                 167,718
   Projects under development                                   171                                     171
                                                         ----------                              ----------
   Total                                                    196,488                                 196,488
   Accumulated depreciation                                 (28,208)                                (28,208)
                                                         ----------                              ----------
   Total rental properties                                  168,280                                 168,280
Cash and cash equivalents                                     2,791                                   2,791
Restricted cash                                               4,624                                   4,624
Tenant rent and reimbursements receivable, net                6,669                                   6,669
Unbilled rent receivable, net                                 2,412                                   2,412
Other receivables, net                                           46                                      46
Mortgage loans and bonds receivable, net                     11,244              5,289    (D)        16,533
Investments in unconsolidated affiliates                      4,851                                   4,851
Deferred charges and other assets, net                        4,549              1,288    (C)         5,837
                                                         ----------                              ----------

   TOTAL ASSETS                                             205,466                                 212,042
                                                         ==========                              ==========


LIABILITIES:
------------
Notes payable                                               158,942             35,000              193,942
Accounts payable and other liabilities                        6,099                                   6,099
Distributions payable                                           433                                     433
Tenant security deposits                                      1,367                                   1,367
                                                         ----------                              ----------
   Total liabilities                                        166,841                                 201,841

Minority interest in consolidated affiliates                 (1,266)                32    (E)        (1,234)
Minority interest in Operating Partnership                        -                312    (H)           312

STOCKHOLDERS' EQUITY:
---------------------
Series A preferred stock                                         15                                      15
Series B preferred stock                                         14                                      14
Common stock                                                     23                (16)   (A)             7
Additional paid-in capital                                   72,441            (28,408)   (B)        44,033
Distributions in excess of net income                       (32,602)              (344)   (L)       (32,946)
                                                         ----------                              ----------
   Total stockholders' equity                                39,891                                  11,123
                                                         ----------                              ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  205,466                                 212,042
                                                         ==========                              ==========

                              G & L REALTY CORP.
                     CONSOLIDATED STATEMENT OF OPERATIONS
                                (In Thousands)

                                                            Actual                            Pro Forma
                                                          December 31,                       December 31,
                                                            2000         Adjustments            2000
                                                            ----         -----------            ----
REVENUES:
   Rental                                                  25,889                               25,889
   Patient Revenues                                        17,820                               17,820
   Tenant reimbursements                                    1,495                                1,495
   Parking                                                  1,273                                1,273
   Interest and loan fees                                   2,532                                2,532
   Gain on sale of assets                                   1,263                                1,263
   Other                                                      573                                  573
                                                        ---------                            ---------
     Total revenues                                        50,845                               50,845
                                                        ---------                            ---------
EXPENSES:
   Property operations                                      7,854                                7,854
   Skilled nursing operations                              16,548                               16,548
   Depreciation and amortization                            6,015                                6,015
   Interest                                                13,802              4,338   (F)      18,140
   Provision for doubtful accounts, notes and
   bonds receivable                                         2,288                                2,288
   General and administrative                               2,892                                2,892
                                                        ---------                            ---------
        Total expenses                                     49,399                               53,737
                                                        ---------                            ---------

Income from continuing operations before minority
   interests and earnings from unconsolidated
     affiliates                                             1,446                               (2,892)

Equity in earnings of unconsolidated
 affiliates                                                  (417)                                (417)
Minority interest in consolidated affiliates                 (182)              (159)  (G)        (341)
Minority interest in Operating Partnership                    460                (15)  (I)         445
                                                        ---------                            ---------
Income from continuing operations before
 extraordinary item                                         1,307                               (3,205)

Extraordinary loss on early extinguishment of debt           (158)                                (158)
                                                        ---------                            ---------

Net income                                                  1,149                               (3,363)
Dividends on preferred stock                               (7,164)                              (7,164)
                                                        ---------                            ---------
Net loss available to common stockholders               $  (6,015)                           $ (10,527)
                                                        =========                            =========

Per share earnings:
-------------------
Basic:
------
   (Loss) income before extraordinary loss              $   (2.46)                           $  (14.62)
   Extraordinary loss                                       (0.07)                               (0.22)
                                                        ---------                            ---------
   Net (loss) income                                    $   (2.53)                           $  (14.84)
                                                        =========                            =========

Fully diluted:
--------------
   (Loss) income before extraordinary loss              $   (2.46)                           $  (14.62)
   Extraordinary loss                                       (0.07)                               (0.22)
                                                        ---------                            ---------
   Net (loss) income                                    $   (2.53)                           $  (14.84)
                                                        =========                            =========

Weighted average shares outstanding:
------------------------------------
   Basic                                                    2,379             (1,670)  (J)         709
                                                        =========                            =========
   Fully diluted                                            2,379             (1,670)  (J)         709
                                                        =========                            =========

Ratio of earnings to fixed charges and
 preferred dividends                                         0.71              (0.13)             0.58
                                                        =========                            =========
Book value per share                                    $   16.77           $  (1.09)  (K)   $   15.68
                                                        =========                            =========

FOOTNOTES
(A) Par value of common stock
    Current common stock shares outstanding                                            2,334
    Less: Nonaffiliated common stock shares                                           (1,687)
                                                                                   ---------

    Common stock currently held by management stockholders                               646
    Plus: Management stockholder operating partnership units to be
          converted to common stock                                                      538
    Less: Management stockholder common stock to be sold to Company                     (475)
                                                                                   ---------

    Common stock outstanding held by management stockholders after merger                709
    Multiply by $0.01 par value                                                    $    0.01
                                                                                   ---------

    Par value of common stock outstanding after merger                             $       7
    Par value of common stock outstanding before merger                                   23
                                                                                   ---------
    Adjustment to par value of common stock                                        $     (16)
                                                                                   =========
(B) Cost to purchase common stock
    Purchase of outstanding common stock                                           $  25,949
    Payment for employee options                                                         500
    Legal costs                                                                          650
    Fairness opinion                                                                     600
    Printing, SEC fees, and related costs                                                125
    Accounting fees                                                                      100
    Other (e.g. director fees, etc.)                                                     500
                                                                                   ---------

    Total cost to purchase common stock                                            $  28,424
    Less: Adjustment for par value of common stock                                       (16)
                                                                                   ---------
    Adjustment to additional paid-in capital                                       $  28,408
                                                                                   =========

(C) Deferred loan fees
    GMAC loan fees per loan agreement                                              $     788
    Interest rate hedge                                                                  500
                                                                                   ---------

    Total loan fees                                                                $   1,288
                                                                                   =========

(D) Note Receivable
    Represents note receivable to be given by management stockholders to the Company in exchange for using $5.29 million of the loan proceeds to repurchase approximately $3.5 million of the Company's preferred stock and repay approximately $1.79 million of personal debt.

(E) Minority interest in consolidated affiliates
    Pro forma minority interest in 435 N. Roxbury Drive, Ltd. at December
    31, 2000                                                                       $  (2,265)
    Actual minority interest in 435 N. Roxbury Drive, Ltd. At December 31, 2000       (2,297)
                                                                                   ---------
    Adjustment to minority interest in consolidated affiliates                     $      32
                                                                                   =========
(F) Interest expense and loan fee amortization
    Interest expense for year one of GMAC loan                                     $   4,269
    Loan fee amortization for year one of GMAC loan                                       69
                                                                                   ---------
    Adjustment to interest expense and loan fee amortization                       $   4,338
                                                                                   =========

(G) Minority interest in consolidated affiliates
    Limited partner interest in 435 N. Roxbury Drive, Ltd. After conversion of operating partnership units held by limited partners into equity in
     435 N. Roxbury Drive, Ltd.                                                           52%
    Current limited partnership interest in 435 N. Roxbury Drive, Ltd.                    16%
                                                                                   ---------
    Increase in limited partner percentage interest in Roxbury                            36%
    Multiply by 435 N. Roxbury Drive, Ltd. net income for 2000                     $     441
                                                                                   ---------

    Increase in minority interest in consolidated affiliates                       $     159
                                                                                   =========

(H) Minority interest in operating partnership
    Minority interest at December 31, 1999                                         $     772
    Less: Dividends paid to limited partners during 2000                                 (15)
    Less: Allocation of net loss to limited partners during 2000                        (445)
                                                                                   ---------

    Adjusted minority interest at December 31, 2000                                      312
    Less: Actual minority interest at December 31, 2000                                    -
                                                                                   ---------

    Adjustment to minority interest in operating partnership                       $     312
                                                                                   ---------
(I) Minority interest in income of operating partnership
    Actual minority interest in income for 2000                                    $     460
    Adjusted minority interest in income for 2000                                       (445)
                                                                                   ---------

    Adjustment to minority interest in income of operating partnership             $      15
                                                                                   =========

(J) Weighted average shares outstanding
    Current common stock shares outstanding                                            2,334
    Plus: Management stockholder operating partnership units converted to                538
          common stock
    Less: Nonaffiliated common stock shares                                           (1,687)
    Less: Management stockholder common stock to be sold to Company                     (475)
                                                                                   ---------

    Weighted average shares outstanding after merger                                     709
    Weighted average shares outstanding as of December 31, 2000                        2,379
                                                                                   ---------

    Adjustment to weighted average shares outstanding                                 (1,670)
                                                                                   =========
(K) Book value per share
    Pro forma stockholder's equity                                                 $  11,123
    Divided by pro forma weighted average shares outstanding                             709
                                                                                   ---------

    Pro forma book value per share                                                 $   15.68
    Less: actual book value per share                                                 (16.77)
                                                                                   ---------

    Adjustment to book value per share                                             $   (1.09)
                                                                                   =========

    Book value per share is calculated using the net book value from the Company's balance sheet, including the preferred stock liquidation preference of $25.00 per share of preferred stock. See note 4 under Financial Information.

(L) Distributions in excess of net income - Represents the sum of the adjustments in footnotes (E) and (H).

____________________________

       Available Information. The Company is subject to the information filing requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company, is required to be described in proxy statements distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information are available for inspection and copying at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and are available for inspection and copying at the regional offices of the Commission located at 233 Broadway, New York, New York 10279 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an internet web site at http://www. sec.gov that contains reports, proxy statements and other information.

       Except as otherwise stated herein, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information.

9.     Certain Information Concerning the Purchaser and Borrower.


       General. Each of the Purchaser and Borrower is a newly formed Delaware limited liability company. To date, neither the Purchaser nor the Borrower has conducted any business other than in connection with the Offers and going private transaction, respectively. Until immediately prior to the time the Purchaser purchases Preferred Shares pursuant to the Offers, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offers. Until immediately prior to the closing of the Partnership Merger, it is not anticipated that Borrower will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Partnership Merger. The principal executive offices of the Purchaser and Borrower are located at 439 N. Bedford Drive, Beverly Hills, California 90210; telephone number: (310) 273-9930.


     The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the members of the Purchaser and Borrower are set forth in Schedule I hereto. Neither the Purchaser or Borrower nor, to the best knowledge of the Purchaser or Borrower, any of its respective officers, directors or members has been convicted in a criminal proceeding during the past five years, or been a party to any judicial or administrative proceeding, excluding traffic violations and similar misdemeanors, during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities.


     Neither the Purchaser or Borrower, nor, to the best knowledge of the Purchaser or Borrower, any of the persons listed on Schedule I or any associate or wholly-owned or majority-owned subsidiary of the Purchaser, Borrower or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Preferred Shares. Neither the Purchaser or Borrower nor, to the best knowledge of the Purchaser or Borrower, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Preferred Shares during the past sixty (60) days.

          After reasonable inquiry, to the best of the Purchaser's and Borrower's knowledge, S. Craig Tompkins, the only officer, director or affiliate of the Company who owns Preferred Shares, has not yet decided whether to tender any or all of his 2,000 Preferred B Shares in connection with the Series B Offer.


     Financial Information. Neither Purchaser or Borrower is subject to the informational requirements of the Exchange Act, and, accordingly, neither files reports or other information with the Commission relating to its business, financial condition or other matters.

10.  Source and Amount of Funds.

     The amount of funds required to pay for the Series A Preferred Shares is $1,750,000 and the amount of funds required to pay for the Series B Preferred Shares is $1,750,000. The Borrower will loan $3,500,000 to the Purchaser for the Offers. Messrs. Gottlieb and Lebowitz have entered into the Commitment Letter pursuant to which GMAC has committed up to $35,000,000 in borrowings. Of the borrowings, approximately $20,200,000 will be used to pay the merger consideration to the Company's common stockholders other than Messrs. Gottlieb and Lebowitz, approximately $2,500,000 will be used to pay fees and expenses related to the Merger, approximately $6,200,000 will be used to pay Messrs. Gottlieb and Lebowitz for a portion of their shares of Common Stock and for their outstanding stock options, and approximately $5,290,000 will be used to fund the Offers and repay a portion of their personal debt.

     The Commitment Letter provides that the financing will have a maturity date of ten years from the initial funding. The interest rate on the loan will be the 30 day London Interbank Offered Rate ("LIBOR") plus a spread of between 5.5% and 7.5%. As interest rate protection, a LIBOR cap on such terms and covering such amounts as GMAC shall request will be maintained by the Operating Partnership and all rights relating to the LIBOR cap will be assigned to GMAC. The total of the interest rate, plus any amortization payment, is due and payable monthly in arrears. The commitment fees for the loan are $787,500.

     The loan is secured by (i) unless prohibited by any existing first mortgage documents, a second mortgage on the real properties included within the Company's portfolio of medical office buildings (other than the real property located at 435 North Roxbury Drive, Beverly Hills); (ii) a lien on and assignment of the excess cash flow after first mortgage debt service, reserves and operating expenses for such properties; (iii) a lien on all personal property, all rights, contracts and agreements, including limited partnership and limited liability operating agreements and insurance; and (iv) a lien on and a pledge of the ownership interests of the Company's medical office building subsidiaries.

     In addition to the pledged collateral described above, the Acquiror, and upon consummation of the Merger, the Company, will guarantee the obligations under the loan on a secured limited recourse basis. This guaranty will be secured by the Company's partnership interest in the Operating Partnership, and to the extent permitted by existing debt, the Company's shares in G & L Medical, Inc. and G & L Realty Financing II, Inc. In addition, Messrs. Gottlieb and Lebowitz will guarantee the obligations under the loan on a secured limited recourse basis. This guaranty will be secured by Mr. Gottlieb's and Mr. Lebowitz's common stock in the Company and their partnership interests in the Operating Partnership. Also, to the extent permitted by the terms of the existing debt of the subsidiaries of the Operating Partnership, each subsidiary of the Operating Partnership and G & L Realty Financing II, Inc. will guarantee the loan on a secured basis. In addition, at GMAC's request, Messrs. Gottlieb and Lebowitz will execute a bottom guaranty in an amount not to exceed $3,000,000 in favor of GMAC in respect of the obligations under the loan documents.

     Subject to limitations contained in existing first mortgage debt instrument on the Company's medical office building properties, all after-debt cash flow and required reserves from such properties will be placed in cash collateral accounts, with GMAC as the pledgee of such accounts.

     Until December 10, 2004 the Operating Partnership will be required, at its option, to either (i) post a letter of credit in favor of GMAC in an amount equal to approximately $860,000; or (ii) post cash as collateral in the amount equal to approximately $860,000.

     Subject to the provisions described in the paragraph below, the loan may be prepaid in whole or in part in multiples of $100,000 on any payment date commencing with the 7/th/ month after the initial funding, upon 30 days prior written notice. Any such prepayment must be accompanied by the applicable prepayment premium, if any, and accrued interest on the amount prepaid. The prepayment premium if the loan is prepaid in the 7/th/ through 12/th/ months after the initial funding is 3.0% on amounts above $4,000,000. If the loan is prepaid in the 13/th/ through 24/th/ months after initial funding, amounts above a cumulative $8,000,000 prepayment amount are subject to a prepayment premium of 2.0%. If the loan is prepaid in the 25/th/ through 36/th/ months after the initial funding, amounts above a cumulative $12,000,000 prepayment amount are subject to a prepayment premium of 1.0%. Finally, if the loan is prepaid in the 37/th/ month after the initial funding through the maturity date, unlimited prepayments are allowed with no prepayment premium.

     In addition, generally, the net proceeds from the sale or refinancing of any individual medical office building property of the Company must be applied to reduce the principal balance of the loan, with a prepayment premium of 3.0% in year 1, 2.0% in year 2, 1.0% in year 3 and no prepayment premium thereafter. Generally, the loan may not be repaid with the proceeds of a refinancing of the Company or the Operating Partnership for two years following the closing of the loan. After two years, the loan may be prepaid in full with the proceeds of a refinancing by the Company or the Operating Partnership of all or substantially all of the Company's portfolio of medical office buildings and/or the Company's other properties, in each case without a prepayment penalty, other than LIBOR breakage costs. The loan must by prepaid in full upon the sale of all or any portion of the management stockholders' equity interest in the Company. Any such prepayment occurring in the first two years of the term of the loan must be accompanied by a prepayment premium equal to 2% of the amount prepaid.

     The Commitment Letter requires that the proceeds of the loan be used to provide financing for the going-private transaction and the Partnership Merger including related transaction costs.

     The Commitment Letter provides for certain customary affirmative covenants and negative covenants applicable to the Company and the Operating Partnership, including without limitation, limitation on other debt and encumbrances, limitation on transfers of the Company's properties, and limitations on equity offerings.

     The financing commitment provided for in the Commitment Letter is subject to a number of conditions, including the consummation of the Merger and the Partnership Merger, execution and delivery of definitive loan documentation the receipt of all necessary governmental, stockholder and third party consents and approvals, and the receipt of certain legal opinions.

     Borrower plans to repay the loan with its cash flow from operations and from proceeds received from the refinancing of its existing properties. In addition, in the Merger Agreement, Messrs. Gottlieb and Lebowitz have agreed to apply dividends paid on any Preferred Shares purchased by them in the Offers first to interest on any personal loans secured by the Preferred Shares and next to the loan from the Borrower to fund the Offers. The Purchaser currently does not have any alternative financing arrangements.

     The Commitment Letter is scheduled to terminate on October 30, 2001. The Purchaser expects to borrow the necessary funds to complete the Offers from the Borrower in connection with the closing of the Merger, which is currently anticipated to occur between October 24, 2001 and October 30, 2001. There can be no assurance, however, that the Merger will be completed or that the necessary funds will be available to fund the purchase of the Preferred Shares.

     The foregoing description of the Commitment Letter is qualified in its entirety by reference to the text of the Commitment Letter and Amendment No. 1 to the Commitment Letter filed as Exhibits (b)(1) and (b)(2), respectively, to the Schedule TO and is incorporated herein by reference.

11.  Background of the Offers; Contacts With the Company.

     Certain Transactions

     In December 1993, each of Daniel M. Gottlieb and Steven D. Lebowitz entered into separate but identical employment agreements with the Company and the Operating Partnership for a term of three years. The agreements provide for automatic renewal for succeeding terms of one year unless the Company or Messrs. Gottlieb or Lebowitz give notice at least three months prior to expiration of any term. The employment agreements provide for automatic annual increases in base compensation equal to 5% per annum; however, the Compensation Committee of the Board of Directors (the "Compensation Committee") may review the annual base compensation every twelve months in light of various factors, and following each such review, the annual base compensation may be increased above the 5% automatic increase.

     In addition, each of Messrs. Gottlieb and Lebowitz are entitled to receive an annual bonus as determined by the Compensation Committee in an amount not to exceed a maximum of 100% of annual base compensation. Furthermore, each agreement provides that Messrs. Gottlieb and Lebowitz are entitled: (1) to participate in all of the Company's medical, dental, life insurance, retirement, profit sharing, stock incentive, disability and bonus plans which may be made available to the Company's executives (only medical plans presently exist) and (2) to severance payments, under certain circumstances, equal to two times their then-current annual compensation.

     The agreements require Messrs. Gottlieb and Lebowitz to devote substantially all of their working time and best efforts to performance of their duties for the Company and, during the term of their employment, prohibit them, with certain exceptions, from directly or indirectly owning or operating or otherwise investing or participating in any other business that is in competition with the Company's business without the prior approval of a majority of the independent members of the Company's Board of Directors.

     In December 1995, the Compensation Committee adopted an annual incentive program for Messrs. Gottlieb and Lebowitz based upon the accomplishment of specific predetermined performance objectives which are linked to the Company's business plan and approved annually by the compensation committee. Under this program, incentive compensation is associated with specific performance objectives. In addition, pursuant to their employment agreements, each of Messrs. Gottlieb and Lebowitz is entitled to receive an annual bonus equal to 20% of his base salary based on a 5% increase in funds from operations ("FFO") per share above the prior year's amount and an additional 8% of base salary for each additional 1% increase in FFO per share up to a maximum of 100% of annual base compensation. The annual bonus available to Messrs. Gottlieb and Lebowitz is equal to the greater of (i) the annual bonus as determined by the percentage point increase in the Company's FFO as contained in their employment agreements, or (ii) the incentive compensation associated with specific objectives outlined in the Company's business plan. Based on the Company's performance during 2000, Messrs. Gottlieb and Lebowitz were each granted $35,000 in bonuses for 2000.

     The following table sets forth certain compensation and related information received by Messrs. Gottlieb and Lebowitz for the years ended December 31, 2000 and 1999.

                                                                                                       Long Term
                                                                                                      Compensation
                                                                                                         Awards
                                                                Annual Compensation                    Securities
                                     Fiscal Year                -------------------                    Underlying
                                        Ended                                    Other Annual           Options/
Name                                 December 31    Salary($)     Bonus($)     Compensation($)          SARS(#)
----                                 -----------    ---------     --------     ---------------         ----------
Daniel M. Gottlieb.............        2000         $255,000       $35,000           --                  50,000
                                       1999          255,000            --           --                      --

Steven D. Lebowitz.............        2000         $255,000       $35,000           --                  50,000
                                       1999          255,000            --           --                      --
----------------------------------------------------------------------------------------------------------------------

     In October 1999, in connection with a self tender for 1,000,000 shares of Common Stock by the Company at $10.50 per Share of Common Stock, Messrs. Gottlieb and Lebowitz sold 17,410 and 14,245 shares of Common Stock, respectively.

     On February 7, 2000, the Company's Board of Directors unanimously approved the guarantee of a $500,000 line of credit from Tokai Bank to each of Daniel M. Gottlieb and Steven D. Lebowitz, for a total of $1,000,000.

     On February 29, 2000, the Board of Directors granted 50,000 non-qualified common stock options to each of Messrs. Gottlieb and Lebowitz. The exercise price of the options was $8.875, the closing price of the Company's Common Stock on February 29, 2000. The options became fully exercisable upon execution and delivery of the Merger Agreement.

     Charters of REITs, including the Company's charter, generally contain prohibitions on the transfer of shares that would result in a person owning in excess of the ownership limitation set forth in the charter. The purpose of this prohibition is, among other things, to assure compliance with the five-or-fewer rule under the Code. Under this rule, in order for a company to qualify as a REIT, the ownership of more than 50 percent of a company's shares cannot be held by five or fewer individuals during the last half of such company's taxable year. At the Company's annual meeting of stockholders held on August 31, 1999, the Company's stockholders approved an amendment to the Company's charter giving the Board of Directors the authority (i) to waive the ownership limitation under the charter for any person(s) and (ii) to decrease the ownership limit under the charter for all other persons. On May 10, 2001, in order to permit the transactions contemplated by the Merger Agreement, the Board of Directors (1) waived the ownership limitation found in the Company's charter for Messrs. Gottlieb and Lebowitz so long as Messrs. Gottlieb and Lebowitz do not own more than 25% in the aggregate in value of the outstanding equity stock of the Company, and (2) decreased the ownership limitation for all other "Persons" (which term includes any corporation, partnership, trust, association or group as that term is used for purposes of Section 13(d)(3) of the Exchange Act), other than Messrs. Gottlieb and Lebowitz, from 9.8% (in value or in number of shares, whichever is more restrictive) to 8.0% (in value or in number of shares, whichever is more restrictive) of the outstanding equity stock of the Company.

     On May 10, 2001, the Company entered into the Merger Agreement with the Acquiror, which was amended on September 28, 2001. Daniel M. Gottlieb, the Company's Chief Executive Officer and Co-Chairman of the Company's Board of Directors, and Steven D. Lebowitz, the Company President and Co-Chairman of the Company's Board of Directors, formed the Acquiror for the sole purpose of entering in the Merger Agreement and completing the transactions contemplated by the Merger Agreement. They are the only members and managers of the Acquiror. They are also substantial stockholders of the Company.

     Subject to the terms and conditions of the Merger Agreement, the Acquiror will merge with and into the Company (i.e., the Merger). As a result of the Merger, each outstanding share of the Company's Common Stock, other than a portion of the shares of Common Stock held by Messrs. Gottlieb and Lebowitz, will have the right to receive $12.00 in cash, without interest. The aggregate merger consideration to be paid to the Company's stockholders other than Messrs. Gottlieb and Lebowitz is approximately $20,200,000. In addition, Messrs. Gottlieb and Lebowitz will receive approximately $6,200,000 in consideration for a portion of their shares of Common Stock and for their outstanding stock options. The Merger Agreement provides that immediately upon execution of the Merger Agreement, the Company shall cause all options to purchase shares of Common Stock issued by the Company and held by Messrs. Gottlieb and Lebowitz, whether or not then fully vested or exercisable, to become fully exercisable. Each of Messrs. Gottlieb and Lebowitz holds options to purchase options to purchase 83,500 shares of Common Stock and each of them will receive approximately $235,813 for such options. To the extent that the aggregate purchase prices of the Preferred Shares tendered in the Offers is less than $3,500,000, Messrs. Gottlieb and Lebowitz may use such funds to repay additional personal loans.

          Pursuant to the Merger Agreement, from and after the effective time of the Merger, the Company, as the surviving corporation, will indemnify and hold harmless the Company's present and former officers and directors (including Messrs. Gottlieb and Lebowitz) in respect of acts or omissions occurring prior to the effective time of the Merger to the extent provided under the Company's charter and bylaws in effect on the date of the Merger Agreement. In addition, for five years after the effective time of the Merger, the surviving company will provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the effective time of the Merger covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date, provided that the surviving corporation shall not be obligated to make premium payments in excess of 150% of the premiums on the date of the Merger Agreement.

     In August 2001, in connection with redemption of partnership units in the Operating Partnership, the Operating Partnership issued an aggregate of 286,297 and 251,557 shares of Common Stock to Messrs. Gottlieb and Lebowitz, respectively.

     The Going-Private Transaction

     Introduction. On November 30, 2000, the Company's Board of Directors received a proposal from Messrs. Gottlieb and Lebowitz with respect to the acquisition by them of all of the shares of Common Stock of the Company not owned by them. In response to this proposal, the Company's Board of Directors established a Special Committee comprised entirely of disinterested members of the Board of Directors (the "Special Committee") to assist and advise the Company with respect to the proposal made by Messrs. Gottlieb and Lebowitz. Since its inception, the Special Committee has retained legal counsel and financial advisors, held numerous meetings to discuss the proposal and the alternatives available to the Company, through its chairman and its financial advisor engaged in extensive negotiations with Messrs. Gottlieb and Lebowitz.

     Events Leading Up to the November 30th Proposal. During the first half of 2000, the market for the Company's securities as well as for those of other public REITs, particularly health care equity REITs, deteriorated while the S&P 500 index increased significantly. During this period, the sales prices of the Company's Common Stock ranged from a low of $7.25 to a high of $9.56 on fairly light volume. In light of these market conditions and Messrs. Gottlieb and Lebowitz's belief that the tender offer conducted by the Company in Fall of 1999 had failed to stabilize the price of the Company's Common Stock, Messrs. Gottlieb and Lebowitz began considering, in the first half of 2000, the possibility of engaging in some type of "going-private" transaction. Messrs. Gottlieb and Lebowitz advised Mr. Tompkins, a director of the Company, in April 2000 that they were considering making an offer to purchase the Common Stock that they did not own. At that time, however, they were uncertain as to whether such a transaction could be financed entirely with debt or whether outside equity financing would be needed and how best to structure such a transaction. In June 2000, Messrs. Gottlieb and Lebowitz advised Mr. Tompkins that they had retained separate counsel to advise them with respect to such a possible transaction and that they were in conversations with certain potential financing
sources.   In July 2000, Messrs. Gottlieb and Lebowitz commenced discussions with GMAC which ultimately led to the formulation of a plan of financing that would permit them to make a proposal.

     The November 30th Proposal and Events After the November 30th Proposal. On November 30, 2000, Messrs. Gottlieb and Lebowitz delivered a proposal to the Company to acquire by merger all the outstanding Common Shares not already owned directly or indirectly by them for a cash price of $10.00 per share.

     On February 15, 2001, the Special Committee received a term sheet from Messrs. Gottlieb and Lebowitz outlining in general terms the proposed transaction. The term sheet included an increase in the proposed purchase price from $10.00 to $11.00 per share. After further negotiations between the Special

Committee and Messrs. Gottlieb and Lebowitz, the proposed purchase price was increased from $11.00 to $11.25 per share in March 2001, subject to adjustment if certain transaction costs exceeded an agreed upon amount. In connection with their revised offer, Messrs. Gottlieb and Lebowitz indicated their intention to make a tender offer, at a price not less than then current market, for approximately 20% of the Preferred Shares. On April 13, 2001, Messrs. Gottlieb and Lebowitz entered into an agreement in principle with the Company which provided for acquisition of all of the shares of Common Stock of the Company not owned by them at a purchase price of $11.25 per share (subject to adjustment for certain expenses but in no event below $11.00 per share) and certain other conditions including approval of a majority of the Common Shares voting on the transaction not held by Messrs. Gottlieb and Lebowitz.

     After further negotiations between the Special Committee and Messrs. Gottlieb and Lebowitz, Messrs. Gottlieb and Lebowitz contacted the special committee on May 9, 2001 and delivered a revised offer increasing the merger consideration to $12.00 per share provided that the condition that the proposed transaction be approved by a majority of the shares of Common Stock voting on the transaction not held by Messrs. Gottlieb and Lebowitz be removed.

     On May 10, 2001, following further negotiations with Mr. Tompkins, Messrs. Gottlieb and Lebowitz agreed that the $12.00 price would not be subject to any downward adjustment. They also stated that their then intention with respect to the proposed tender offer was that such offer would be for approximately 16% of the Preferred Shares and not 20%. On May 10, 2001, the Acquiror and the Company entered into the Merger Agreement, which was amended on September 28, 2001.

     Consummation of the going-private transaction is a condition to the Offers. If the Merger Agreement is terminated or if the Merger is not consummated, the Purchaser is under no obligation to purchase the Preferred Shares. The Board of Directors of the Company has called an annual meeting of the stockholders to be held on October 24, 2001, at which meeting the stockholders of the Company are expected to vote on the going-private transaction.

12.  Purpose of the Offers; Plans for the Company; Other Matters.

     The Purchaser recognizes that the going-private transaction represents a fundamental change in the Company's capital structure and that this new structure may not meet with the investment objectives of all the Company's current preferred stockholders. The Purchaser appreciates also that there may not be sufficient market for the Company's Preferred Shares to permit an orderly transition to those wishing to sell their Preferred Shares. Accordingly, the Purchaser deemed it appropriate to make the Offers. The Purchaser plans to retain the Preferred Shares purchased in the Offers.

     The Company and the Acquiror are parties to the Merger Agreement. The Acquiror, which was formed solely in connection with the transaction contemplated by the Merger Agreement, is owned by Messrs. Gottlieb and Lebowitz. Pursuant to the terms of the Merger Agreement, each share of Common Stock, except for a portion of shares of Common Stock held by Messrs. Gottlieb and Lebowitz, will be converted into the right to receive $12.00 in cash, without interest. Except as contemplated by the Offers, the Preferred Shares will not be affected by the Merger. Upon completion of the Merger, the Common Stock will no longer be traded on the New York Stock Exchange and will no longer be registered under Section 12(b) of the Exchange Act. The Merger Agreement provides that the options (the "Options") to purchase shares of Common Stock under the Company's 1993 Stock Plan, shall vest immediately prior to the consummation of the transactions contemplated by the Merger Agreement. Each vested Option shall be converted into the right to receive cash in an amount equal to the product of (i) the number of shares of Common Stock subject to such Option and (ii) the excess of (A) $12.00 or (B) the per share exercise price of such Option.

     The Merger Agreement contains representations and warranties of the parties customary for the type of transactions contemplated by the Merger Agreement.
The Merger Agreement also contains agreements of the parties relating to, among other things, (i) conduct of the Company's business pending the Merger; (ii) restrictions on solicitations of other offers; (iii) payment of termination fees and expenses; (iv) amendment of the Merger Agreement; and (v) non-survival of representations and warranties.

     It is a condition to the Purchaser's obligations under the Offers that the Merger be consummated prior to the purchase of the Preferred Shares pursuant to the Offer. Under the Merger Agreement, the Merger must be approved by a majority of all votes entitled to be cast by the holders of the shares of Common Stock. The Board of Directors of the Company has called an annual meeting of stockholders to be held on October 24, 2001 at which the holders of Common Shares of the Company will vote on the Merger. Messrs. Gottlieb and Lebowitz, who own approximately 42% of the shares of Common Stock (excluding Options), have notified the Company that they intend to vote in favor of the adoption and approval of the Merger Agreement. The holders of Preferred Stock are not entitled to appraisal rights with respect to the Offer.

     Except as otherwise described herein (including the going-private transaction), neither the Purchaser, or to the best of its knowledge, any of its affiliates, directors or executive officers, or any of the executive officers or directors of its affiliates, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

     Except as disclosed in this Offer to Purchase, the Purchaser has no plans or proposals which relate to or would result in (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;
(c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company; (c) any material change in the present dividend rate or policy, indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; (g) any change in the Company's Articles of Incorporation or Bylaws, or any actions which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; or (i) a class of equity securities of the Company becoming eligible for termination of registration.

     Expected Benefits. The Purchaser believes that the Offers will give the holders of the Preferred Shares a degree of liquidity that may not otherwise be available to them. In addition, the stockholders who properly tender their Preferred Shares will not pay any brokerage charges or commissions for the sale of their Preferred Shares.

     Disadvantages. If a stockholder tenders such stockholder's Preferred Shares and the Purchaser accepts such tender, such stockholder will no longer have any right to receive dividend payments for any dividends payable with a record date after the end of the Applicable Offer Period with respect to the Preferred Shares tendered. In addition, the Applicable Offer Price for each series of preferred Shares is substantially below the redemption price of such Preferred Shares and is also below the current market price of such Preferred Shares. While there is no guarantee that the Company will ever redeem the Preferred Shares, if the Company were to do so, it would be at a higher price than what is currently being offered. The Offers will also reduce the "public float" with respect to both series of the Preferred Shares. This may adversely affect the trading price of the preferred shares and the volume of trading in the preferred shares. See "Section 7. Effect of Offers on the Market for the Preferred Shares; Exchange Act Registration; NYSE Trading; Margin Securities."

13.  Dividends and Distributions.

     The Company pays monthly dividends on its Series A Preferred Shares and Series B Preferred Shares in the amounts of $2.5625 and $2.45 per annum per share, respectively. Distributions on the Series A Preferred Shares and Series B Preferred Shares are senior to the Company's Common Stock and are paid monthly. In addition, under the terms of the Merger Agreement, Messrs. Gottlieb and Lebowitz have each agreed to apply any dividends paid on the Preferred Shares purchased in the Offers, first to interest on any personal loans secured by the pledge of the Preferred Shares and then to repayment of the $3,500,000 portion of the funds borrowed in connection with the GMAC financing.

14.  Conditions to the Offers.

     Notwithstanding any other provision of either Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Preferred Shares promptly after termination or withdrawal of such Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Preferred Shares unless the Merger is completed and the Purchaser obtains the necessary financing under the Commitment Letter to fund the purchase of the Preferred Shares. In addition, notwithstanding any other provision of the Offers, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Preferred Shares promptly after termination or withdrawal of such Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Preferred Shares, and may terminate either Offer and not accept for payment any tendered Preferred Shares if, at any time after the commencement of such Offer, any of the following events shall occur:

     (i) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, or before any court or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, which; (a) challenges, seeks to make illegal, delays or otherwise, directly or indirectly, restrains or prohibits the Merger, the making of the Offers, the acquisition of Preferred Shares pursuant to the Offers or otherwise relates in any manner to or affects the Merger or the Offers or (b) in the Purchaser's reasonable judgment, could materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offers' contemplated benefits to the Purchaser; or


     (ii) there shall have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offers, the Merger or the Company or any of its subsidiaries by any court or any government or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, which, in the Purchaser's reasonable judgment, would or might directly or indirectly: (a) challenge, seek to make illegal, delay or otherwise, directly or indirectly, restrain or prohibit the making of the Merger, the Offers, the acquisition of the Preferred Shares pursuant to the Offers or otherwise relate in any manner to or affect the Offers or (b) materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offers' contemplated benefits to the Purchaser; or


     (iii) there shall have occurred: (a) the declaration of any banking moratorium or suspension of payments in respect of banks in the United States, (b) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, (c) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States, (d) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the Purchaser's reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (e) a decrease of more than 20% in the market price of the Preferred Shares or Common Stock or in the general level of market prices of equity securities in the United States or abroad, (f) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the Company's business, operations or prospects (giving effect to the Merger) or the trading in the Preferred Shares or that, in the reasonable judgment of the Purchaser, makes it inadvisable to proceed with the Offers or (g) in the case of any of the foregoing existing at the time of the commencement of the Offers, in the Purchaser's reasonable judgment, a material acceleration or worsening thereof; or


     (iv) any change shall have occurred, be pending or be threatened in the business, condition (financial or other), income, operations, Preferred Share ownership of the Purchaser or prospects of the Company, or any and its subsidiaries taken as a whole, which, in the Purchaser's reasonable judgment, is or may be material to the Company, or any other event shall have occurred which, in the Purchaser's reasonable judgment, may impair either the Offers contemplated benefits to the Purchaser; or


     (v) a tender or exchange offer for any or all of the shares of Company's Common Stock and/or Preferred Shares (other than the Offers), or any merger, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person, other than the going-private transaction described herein; or

     (vi) (a) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding of either series of the Preferred Shares or Common Stock or (b) any person, entity or group shall have made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities; or

     (vii) the consummation of the Offer would jeopardize the real estate investment trust status of the Company under the Internal Revenue Code of 1986, as amended; or

     (viii) the consummation of the Offer would (a) result in either of the Series A Preferred Stock or Series B Preferred Stock being held of record by fewer than 300 persons, (b) result in either the Series A Preferred Shares or Series B Preferred Shares no longer being listed on the New York Stock Exchange; or (c) otherwise constitute a "going-private transaction" for the purpose of Rule 13e-3 under the Exchange Act with respect to either Series A Preferred Shares or Series B Preferred Shares; or

     (ix)   the Merger Agreement is terminated by its terms.

     The foregoing conditions are for the Purchaser's sole benefit and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition (including any action or inaction by the Purchaser) or may be waived by the Purchaser in whole or in part. The Purchaser's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time; provided, however, that all conditions, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived prior to the Applicable Expiration Date. Any determination by the Purchaser concerning the events described in this
Section 14 shall be final and binding on all parties.


15.  Certain Legal Matters.

     Except as described in this Section 15, the Purchaser is not aware of any regulatory license or permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Preferred Shares by the Purchaser pursuant to the Offers or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Preferred Shares by the Purchaser pursuant to the Offers. Should any such approval or other action be required, the Purchaser currently contemplates that it will be sought. Although the Purchaser does not currently intend to delay the acceptance for payment of Preferred Shares tendered pursuant to the Offers pending the outcome of such matters, there can be no assurance that any such approval or other action, if needed, would be obtained.

16.  Fees and Expenses.

     The Purchaser has retained Mellon Investor Services LLC to act as the Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. The Depositary has not been retained to make solicitations or recommendations in connection with the Offers. The Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Preferred Shares pursuant to the Offers. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for reasonable expenses incurred by them in forwarding the tender offer materials to their customers.

17.  Miscellaneous.

     The Purchaser is not aware of any jurisdiction in which the making of the Offers is not in compliance with applicable law. If the Purchaser becomes aware of any jurisdiction in which the making of the Offers would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offers will not be made to (nor will tenders be accepted from or on behalf of) the holders of Preferred Shares residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the Offers to be made by a licensed broker or dealer, the Offers are being made on behalf of the Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of the Purchaser not contained in this Offer to Purchase or in the Letters of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     The Purchaser has filed with the Commission the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in Section 8 (except that they will not be available at the regional offices of the Commission).

                               G & L TENDER, LLC
                                October 5, 2001

                                  SCHEDULE I

                   INFORMATION CONCERNING MEMBER OR MANAGER
                    OFFICERS OF THE PURCHASER AND BORROWER


     Members and Managers of the Purchaser and Borrower. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each member or manager of the Purchaser and Borrower.


            Name                    Age     Position with Purchaser and Borrower
            ----                    ---     ------------------------------------
     Daniel M. Gottlieb             60                    Member

     Steven D. Lebowitz             60                    Member


     The following is a biographical summary of the experience of the members of the Purchaser and Borrower. Each member is a United States citizen. Neither Mr. Gottlieb nor Mr. Lebowitz has been convicted in a criminal proceeding during the past five years, or been a party to any judicial or administrative proceeding, excluding traffic violations and similar misdemeanors, during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation of federal or state securities law. The principal business address of each of member is 439 North Bedford Drive, Beverly Hills, CA 90210; telephone: (310) 273-9930.


     Mr. Gottlieb is Chief Executive Officer and Co-Chairman of the Board of Directors of the Company and has held these positions since the Company commenced operations in 1993. Mr. Gottlieb co-founded G & L Development in 1976 and has been a general partner of G & L Development and active in commercial real estate management and development since that time. Mr. Gottlieb received his B.A. with honors from the University of Southern California and earned a J.D. from Boalt Hall School of Law at the University of California at Berkeley. Prior to forming G & L Development, Mr. Gottlieb first served as a Los Angeles County Deputy District Attorney and later entered private practice specializing in real estate law and business management. Mr. Gottlieb has also served on the board of directors of the United States Chamber of Commerce, Washington, D.C. since February 1996.

     Mr. Lebowitz is President and Co-Chairman of the Board of Directors of the Company and has held these positions since the Company commenced operations in 1993. Mr. Lebowitz is the co-founder and a general partner of G & L Development and has been active in the development, management and ownership of a wide range of real estate properties since 1968. Mr. Lebowitz received a B.S. in Accounting from the University of Southern California, where he also received his MBA with highest honors in 1965. From 1962 to 1964, Mr. Lebowitz worked for Deloitte & Touche, LLP and was licensed as a Certified Public Accountant in 1964. From 1965 to 1968, Mr. Lebowitz worked with the U.S. Department of Commerce and the Brookings Institution in Washington D.C. Mr. Lebowitz served on the board of directors of the United States Chamber of Commerce, Washington, D.C. from 1989 to 1994. Mr. Lebowitz is currently a member of the Board of Counselors of the USC Ethel Percy Andrus Gerontology Center.

     The Depositary for the Offer is Mellon Investor Services LLC.

                    By Mail:                            By Overnight Courier:
                    -------                             --------------------
           Mellon Investor Services LLC          Mellon Investor Services LLC
                   P.O. Box 3301                     85 Challenger Road
           South Hackensack, NJ  07606                Mail Drop-Reorg
            Attn:  Reorganization Dept.           Ridgefield Park, NJ  07660
                                                  Attn:  Reorganization Dept.

                    By Hand:                            Alternate By Hand:
                    -------                             -----------------
           Mellon Investor Services LLC      (If 120 Broadway is not available)
                   120 Broadway                 Mellon Investor Services LLC
                    13th Floor                            c/o Stars
              New York, NY  10271                100 William Street-Galleria
           Attn:  Reorganization Dept.             New York, NY  10038


                             To Confirm Receipt of
                        Notice of Guaranteed Delivery:
                        -----------------------------
                            FAX #:  (201) 296-4293
                      FAX Confirmation #:  (201) 296-4860

     Any questions or requests for assistance may be directed to the Purchaser at the telephone numbers and locations listed below. Additional copies of this Offer to Purchase, the Letters of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Purchaser at its address and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offers.

                               G & L Tender LLC
                            c/o  G & L Realty Corp.
                             439 N. Bedford Drive
                           Beverly Hills, CA  90210
                          Telephone:  (310) 273-9930
                         Attention:  Ms. Liza Cunanan